The Bancorp, Inc. Announces Share Repurchase Plan

Wilmington, De - June 4, 2007 - The Bancorp, Inc. (the "Company") (Nasdaq NM: TBBK) announced today that the Board of Directors has adopted a Share Repurchase Plan that authorizes the Company to purchase up to 750,000 shares of its common stock, representing approximately 5.5% of the Company's current total common shares outstanding. Under the plan, the Company may make purchases from time to time through open market or privately negotiated transactions. This plan may be modified or discontinued at any time.

About Bancorp

The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank's regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com